SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): September 15, 2006
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer
		Identification
		Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
Purchase and Sale Agreement

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS
On September 15, 2006, Ashford Hospitality Trust, Inc. (the “Company”) entered into a definitive agreement to acquire a seven-property, 2,004 room hotel portfolio for approximately $267.2 million in cash from a partnership of affiliates of Oak Hill Capital Partners, The Blackstone Group, and Interstate Hotels and Resorts (i.e., MIP BLOOMINGTON, LLC, MIP IOWA CITY, LLC, MIPS SAN DIEGO, LLC, MIP TRUMBULL, LLC, MIP ANCHORAGE, LLC, MIP WALNUT CREEK, LLC, each a Delaware limited liability company, and MIP PHILADELPHIA, LP, a Pennsylvania limited partnership).
The seven-property hotel portfolio consists of:
Sheraton Anchorage in Anchorage, AK
Hilton Minneapolis/St. Paul Airport in Bloomington, MN
Sheraton Iowa City in Iowa City, IA
Embassy Suites Philadelphia Airport in Philadelphia, PA
Sheraton San Diego Hotel, Mission Valley in San Diego, CA
Marriott Trumbull in Trumbull, CT
Embassy Suites Walnut Creek in Walnut Creek, CA
The acquisition is expected to close by early December 2006. The Company will operate the hotels under a long-term management agreement with an affiliate of Remington Lodging & Hospitality, which is an affiliate of the Company. The Company intends to fund the acquisition with proceeds from its July 2006 follow-on public offering and from borrowings.
The Company has deposited $20.0 million under the Purchase and Sale Agreement, and this deposit is non-refundable except (i) in the event of a default under the Purchase and Sale Agreement by the seller or (ii) as expressly provided in the Purchase and Sale Agreement. Consummation of the transaction is subject to closing conditions, and the Company’s obligations under the Purchase and Sale Agreement are conditioned upon satisfaction of customary conditions precedent related to title of the property, performance of obligations, and similar matters. Accordingly, the Company can give no assurance that all or part of the transaction will be consummated or that, if consummated, it would follow all of the terms set forth in the agreements governing the transaction.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     Exhibits:
10.31	Purchase and Sale Agreement, dated September 15, 2006, between Ashford Hospitality Limited Partnership, a wholly-owned subsidiary of the Company, and a partnership of affiliates of Oak Hill Capital Partners, The Blackstone Group, and Interstate Hotels and Resorts.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 19, 2006

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DAVID A. BROOKS
David A. Brooks Chief Legal Officer